Exhibit 99.1
BroadSoft Announces Proposed Convertible Senior Note Offering
Gaithersburg, MD— (BUSINESS WIRE)—June 13, 2011—BroadSoft Inc. (NASDAQ: BSFT) today announced its intention to offer, subject to market and other conditions, $100 million principal amount of convertible senior notes due 2018 in a private offering to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”). BroadSoft also expects to grant the initial purchasers of the notes an option to purchase up to an additional $20 million principal amount of additional notes.
The notes will be convertible in certain circumstances, based upon a conversion rate, into cash up to their principal amount and shares of its common stock in respect of the remainder, if any, of the conversion value in excess of the principal amount. The interest rate, conversion rate, conversion price and other terms of the notes will be determined at the time of the pricing of the offering. The notes will be senior unsecured obligations of BroadSoft.
BroadSoft intends to use the net proceeds of the offering for general corporate purposes, including potential acquisitions of complementary businesses, products or technologies.
The notes have not been and will not be registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release is issued pursuant to Rule 135c under the Securities Act and shall not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.
Contact Information
For further information contact:
Investor Relations:
Monica Gould
+1-212-871-3927
monica@blueshirtgroup.com
Industry Analyst / Media Relations:
Sarah O’Neill
Mi Liberty
+44 (0) 207 751 4444
soneill@miliberty.com
Media Contact:
Elaine Myada
+1-240-720-9558
emyada@broadsoft.com